EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust
Columbus, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated December 23, 2010, relating to the Statements of Revenues and Certain Expenses of Kierland Crossing, LLC and Sucia Scottsdale, LLC for the year ended December 31, 2009, which appear in the Current Report on Form 8-K of Glimcher Realty Trust dated December 23, 2010, as amended by the Current Report on Form 8-K/A of Glimcher Realty Trust dated January 4, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois
January 5, 2011